Exhibit 99.1
Snell Elected to Board of Directors of General Partner; Equity
Ownership Guidelines Approved
     Houston, Texas—(January 4, 2010)—Duncan Energy Partners L.P. (NYSE: DEP) today announced that Richard S. Snell has been elected to the board of directors of its general partner, effective January 1, 2010. Also taking effect January 1, 2010, are equity ownership guidelines for its directors and executive officers that were adopted by the board.
     Mr. Snell’s duties as a director will include serving as a member of the board’s Audit, Conflicts and Governance Committee. He most recently served as a director of Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P. from January 2006 until TEPPCO’s merger with Enterprise Products Partners L.P. (NYSE: EPD) in October 2009. From June 2000 until his resignation in February 2006, he served as a director of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P.
     A certified public accountant, Mr. Snell has been a partner with the law firm of Thompson & Knight LLP in Houston since May 2000. Prior to his current position, he worked as an attorney for the Snell & Smith, P.C. law firm in Houston from its founding in 1993 until May 2000.
     “Given his past board experience with the general partners of Enterprise and TEPPCO, Dick brings valuable, first-hand knowledge of the midstream energy business,” said Richard H. Bachmann, president and chief executive officer of Duncan Energy Partners. “His expertise will be a strong asset to our board and will provide guidance for our partnership’s future growth and success.”

Equity Ownership Guidelines
     The board also adopted equity ownership guidelines for directors and executive officers of the general partner. The guidelines require non-management directors to own Duncan Energy Partners L.P. units (“DEP units”) having an aggregate value of at least three times the dollar amount of the non-management director’s aggregate annual cash retainer paid for the most recently completed calendar year. Based on the annual retainer that went into effect January 1, 2010, this equates to at least $225,000 of DEP units.
     The guidelines also require executive officers (including management directors) to own DEP units with an aggregate value equal to at least three times the officer’s salary for the most recently completed calendar year. However, if any executive officer of Duncan Energy’s general partner also serves as an executive officer of the general partner of Enterprise Products Partners L.P. and/or Enterprise GP Holdings L.P., the value of that officer’s partnership units in such affiliated partnership(s) shall be counted toward the equity ownership requirements described above. To transition into this requirement, each director and executive officer subject to these equity ownership guidelines will have until January 1, 2015 to comply.
     Bachmann further stated, “These new equity ownership guidelines reflect Duncan Energy’s commitment to strong management ownership of the partnership, which is already among the highest in the midstream sector. The board’s actions will further align the interests and actions of the directors and management with those of our unitholders.”
     Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage. Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,200 miles of natural gas pipelines with a transportation capacity aggregating approximately 6.8 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at

Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 8.5 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL storage capacity at Mont Belvieu. Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is a wholly-owned subsidiary of Enterprise. Additional information about Duncan Energy Partners is available online at www.deplp.com.
     This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Duncan Energy’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
Contacts: Randy Burkhalter, 713-381-6812 or 866-230-0745 (Investor Relations)
Rick Rainey, 713-381-3635 (Media Relations)
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